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                                                               Exhibit 99(a)(14)

                             THE MUNDER FUNDS TRUST
                        (A Massachusetts Business Trust)


                     CERTIFICATE OF CLASSIFICATION OF SHARES

I, Stephen J. Shenkenberg, do hereby certify as follows:

1.   That I am the duly elected Secretary of The Munder Funds Trust (the
     "Trust");

2. That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust;

3. That the following resolutions were duly adopted by the Board of Trustees of the Trust at a meeting held on August 13, 2002:

     a. Creation of Class A-3 and Creation of Class A-4 (Munder Cash Investment Fund)

          RESOLVED, that pursuant to Section 5.1 of the Trust's Declaration of Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest in the Trust be, and hereby are, classified and designated shares of the following classes A-3 and A-4, representing interests in the Munder Cash Investment Fund of the Trust; and further

          RESOLVED, that the classes of shares established for the Munder Cash Investment Fund with an alphabetical designation "A" followed by the number 3 is hereby designated as the Class B Shares; and further

          RESOLVED, that the classes of shares established for the Munder Cash Investment Fund with an alphabetical designation "A" followed by the number 4 is hereby designated as the Class C Shares; and further

          RESOLVED, that each share of Class A-3 and each share of Class A-4 created pursuant to the preceding resolutions shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in Trust's Declaration of Trust, as amended with respect to its shares of beneficial interest; provided that

          (a)  with respect to each such Class, the first sentence of Article V,
     Section 5.1B(9) of the Trust's Declaration of Trust, as amended shall not apply, and the following shall apply instead:

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               To the extent of the assets of the Trust legally available for such redemptions, a shareholder of the Trust shall have the right to require the Trust to redeem his/her full and fractional shares of any class out of assets belonging to the classes with the same alphabetical designation as such class at a redemption price equal to the net asset value per share for such shares being redeemed next determined after receipt of a request to redeem in proper form as determined by the Trustees, subject to the right of the Trustees to suspend the right of redemption of shares or postpone the date of such payment of such redemption price in accordance with the provisions of applicable law; it being understood that said redemption price may be subject to such deferred sales charge, redemption fee or other charge, if any, as may be fixed by the Trustees from time to time.

     ;and further

     b.   Authorization of Documents and Other Acts

          RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized to execute such documents and to file copies of any and all documents with any and all appropriate public offices and to pay all appropriate filing fees and other charges and expenses in connection therewith and to take such actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of such document or taking of such action to be conclusive evidence of the Board's approval.

4. That the preceding resolutions remain in full force and effect on the date hereof.




                                               ________________________________
                                               By:    Stephen J. Shenkenberg
                                               Title: Secretary of The Munder
                                                      Funds Trust

Date:


State of Michigan         )
                          )
Subscribed and sworn to
before me this________
of ___________________, 2002.

____________________________
Notary Public
My commission expires: